Exhibit 99.2

Mesoscribe Technologies, Inc.

Balance Sheet

As of June 30, 2017

2017
ASSETS
Current Assets
Cash and cash equivalents	$303,684
Accounts receivable, net	70,689
Inventory	95,579
Accrued revenue	94,000
Deferred tax asset	231,660
Prepaid corporate taxes	82,836
Prepaid expenses	30,169
Total Current Assets	908,617

Property and equipment, net	92,367

Goodwill	100,000
Patents, net	28,117
Security deposit	36,072
Total Assets	$1,165,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$3,010
Accrued expenses	109,438
Deferred income taxes	4,126
Total Current Liabilities	116,574

Shareholder loan	20,743
Total Liabilities	137,317

Stockholders’ Equity:
Common stock - $0.01 par value – 20,000,000 shares authorized at June 30, 2017 and September 30, 2016: issued and outstanding 10,500,000 at
June 30, 2017 and at September 30, 2016	10,500
Additional paid-in capital	16,109
Retained earnings	1,001,247
Total Stockholders’ Equity	1,027,856

Total Liabilities and Stockholders’ Equity	$1,165,173

Mesoscribe Technologies, Inc.

Statement of Operations and Retained Earnings

For the Three and Nine Months Ended June 30, 2017

	Three months	Nine months
	Ended June 30, 2017	Ended June 30, 2017

Revenue	$181,061	$640,252

Cost of revenue	73,324	276,476

Gross profit	107,737	363,775

General and Administrative expenses	213,184	615,491

Total General and Administrative Expenses	213,184	615,491

Operating (loss)	(105,447)	(251,716)

Other income (expense):
Interest income	45	145
Deferred tax income	42,015	100,709
Penalties	(70)	(147)
Total other (expense)/income net	41,989	100,706

(Loss) before income tax expense	(63,459)	(151,010)

Income tax expense	---	1,100

Net (loss)	$(63,459)	$(152,110)

Retained Earnings, Beginning of year	1,064,706	1,153,357

Retained Earnings, End of year	1,001,247	1,001,247

Mesoscribe Technologies, Inc.

Statements of Cash Flows

For the Three and Nine Months ended June 30, 2017

	Three Months	Nine Months
	Ended June 30,	Ended June 30,
	2017	2017
Cash flows from operating activities:
Net (loss)	$(63,459)	$(152,110)
Adjustments to reconcile net (loss)/income to net cash used in operating activities
Depreciation and amortization	7,784	23,352
Deferred income tax benefit	(39,437)	(93,143)
Increase/(decrease) in operating assets
Accounts receivable	37,984	167,411
Inventory, net	(512)	(2,145)
Accrued revenue	(94,000)	(94,000)
Other current assets	(10,367)	(18,708)
Increase/(decrease) in operating liabilities
Accounts payable	72	(986)
Accrued expenses	5,050	(16,709)
Accrued litigation settlement	---
Deferred revenue	---	(96,759)
Total adjustments	(93,426)	(131,687)
Net cash used in operating activities	(156,885)	(283,797)

Cash flows from investing activities:
Capital expenditures	---	2,483
Net cash (used in) investing activities	---	2,483

Cash flows from financing activities
Net cash provided by/(used in) financing activities	---	---

Net (decrease)/increase in cash	(156,885)	(281,314)

Cash – Beginning of year	460,570	584,999

Cash – End of year	$303,684	$303,684

Supplemental disclosure of cash flow information
Interest expenses	---	---
Income taxes	---	1,100